Exhibit 10.4

FINAL

AMENDMENT

TO THE

NORTHWEST AIRLINES, INC.

2003 LONG TERM CASH INCENTIVE PLAN

AWARD ACKNOWLEDGEMENT

(Effective as of April 14, 2008)

This AMENDMENT TO THE NORTHWEST AIRLINES, INC. 2003 LONG TERM CASH INCENTIVE PLAN AWARD ACKNOWLEDGEMENT (the “Amendment”) is hereby adopted and approved by the Compensation Committee of the Board of Directors of Northwest Airlines Corporation (“Northwest Airlines Corp.”) as of the date set forth above.

Whereas Northwest Airlines, Inc. (the “Company”) currently maintains the Northwest Airlines, Inc. 2003 Long Term Cash Incentive Plan (the “Plan”) pursuant to which the Company previously granted Award Acknowledgements (each an “Award”) to the Participant;

Whereas the Participant currently has an outstanding Award for a Performance Period beginning on January 1, 2007 and ending on December 31, 2008, and an outstanding Award for a Performance Period beginning on January 1, 2008 and ending on December 31, 2009;

Pursuant to the authority granted under Section 7(f) of the Plan, the Compensation Committee of the Board of Directors of Northwest Airlines Corp. hereby amends each of the Participant’s foregoing Awards under the Plan as follows:

1.                             Amendment of the Award.  Section 6 of the Award is amended by adding thereto the following:

“Notwithstanding the foregoing, in the event of a Change in Control, the Administrator shall not be permitted to reduce any cash payment otherwise payable under this Award or terminate this Award at any time prior to the Payment Date.”

2.                             Amendment of the Award. The following Section 12 is hereby added to the Award:

“12.         Adjustments Upon a Change in Control.  In the event of a Change in Control, the Administrator shall, in good faith, make any adjustment it reasonably determines to be equitable to the performance levels set forth in Section 2 of this Award with regard to the Performance Period in effect at the time of the Change in Control to reflect any change to the business of the Company (or any successor to the Company) resulting from such Change in Control.”

3.                             Definitions. Except as otherwise defined in this Amendment, capitalized terms used but not defined herein shall have the meanings given them in the Northwest Airlines, Inc. 2003 Long Term Cash Incentive Plan or the Award.

4.                             General.  References to the “Award” contained in the Award shall mean the Award as amended by this Amendment.  Except as herein provided, the Award shall remain unchanged and in full force and effect.

Adopted by the Compensation Committee of the Board of Directors of Northwest Airlines Corporation on April 14, 2008.